FOR IMMEDIATE RELEASE

June 22, 1999

MGI  PROPERTIES  ("MGI")
COMPLETES  SALE  OF  53  NEW  ENGLAND  PROPERTIES;
DECLARES  LIQUIDATING  DISTRIBUTION  OF  $19.00  PER  SHARE

            BOSTON,  MASSACHUSETTS  . . . .  MGI  Properties  (NYSE:MGI),  today reported that the previously announced sale of 53 New England properties was completed on June 22, 1999 and that the Board of Trustees declared a distribution of $19.00 per share. The distribution is payable July 30, 1999 to shareholders of record at the close of business on July 16, 1999. Since the October 14, 1998 liquidation vote, liquidating distributions, inclusive of the $19.00, will total $19.66 per share. Future distribution dates will be determined by the Trustees based upon the amount of net proceeds realized from remaining property sales, the timing of such sales, the level of reserves deemed necessary or appropriate, and other considerations.

            The current estimate of pricing with respect to the remaining properties, when added to the net proceeds of the sale of the 53 New England properties, is expected to result in aggregate net liquidation proceeds of between $29 and $30 per share after all fees and liquidation costs; however, no assurance can be given that per share net cash distributions will be within this range or will reach this range and no assurances can be made as to the timing of future remaining distributions.

CURRENT STATUS
            Following the sale of the 53 New England properties, MGI owns 14 properties, which aggregate 1.2 million square feet of commercial space and 959 residential apartments. The sale has eliminated $46.8 million of debt secured by several of the 53 New England properties and MGI repaid all $36 million outstanding on its line of credit. Debt now totals $34.8 million and is secured by certain of these remaining properties. Prior to the sale of the New England properties, these 14 properties, as of May 31, 1999, had a net carrying value that approximates 31% of MGI's real estate at depreciated cost and represented approximately 30% of MGI's property operating income. The 14 properties are being actively marketed.

            Following payout of the $19.00 per share  distribution,  MGI expects
that  short  term  investments,   primarily  in  Government   securities,   will
approximate $44 million.


            THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE FORWARD-LOOKING STATEMENTS ARE DEPENDENT ON A NUMBER OF FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHER THINGS, THE RISKS OF FUTURE ACTION OR INACTION BY THE BOARD OF TRUSTEES WITH RESPECT TO THE PLAN OF LIQUIDATION (AND THE ACTUAL RESULTS THEREOF), INCLUDING THE POSSIBILITY OF LITIGATION PERTAINING THERETO; THE NET REALIZABLE VALUE OF AND THE TIMING OF THE SALES OF THE TRUST'S REMAINING
PROPERTIES DURING THE COURSE OF THE LIQUIDATION; THE AMOUNT AND TIMING OF LIQUIDATING DISTRIBUTIONS, CHANGES IN NATIONAL AND LOCAL ECONOMIC AND FINANCIAL MARKET CONDITIONS, AS WELL AS THOSE FACTORS SET FORTH IN MGI'S FORM 10-K FOR THE YEAR ENDED NOVEMBER 30, 1998, INCLUDING THOSE SET FORTH UNDER "FORWARD-LOOKING STATEMENTS," "OTHER" AND ITEM 1 - "ADOPTION OF LIQUIDATION PLAN," AND IN ITS MOST RECENTLY FILED FORM 10-Q.